Exhibit 99.2

News Release

PartnerRe Announces Executive Management Changes

●	Emmanuel Clarke succeeds Costas Miranthis as CEO, PartnerRe Global
●	William (Bill) Babcock succeeds Albert Benchimol as Executive Vice President, CFO, PartnerRe Ltd.
●	Marvin Pestcoe succeeds Albert Benchimol as CEO, PartnerRe Capital Markets Group

PEMBROKE, BERMUDA, July 12, 2010 – PartnerRe Ltd. (NYSE,Euronext:PRE) today announced three executive management changes. Emmanuel Clarke will become CEO, PartnerRe Global effective September 1, 2010. Bill Babcock will become Executive Vice President, CFO, PartnerRe Ltd. effective October 1, 2010. Marvin Pestcoe has been appointed CEO, PartnerRe Capital Markets Group effective October 1, 2010. All three executives will report to Costas Miranthis, COO, PartnerRe Ltd., and become members of PartnerRe’s Group Executive Committee. The Company previously announced that Costas Miranthis will succeed Patrick Thiele as CEO of PartnerRe Ltd. effective January 1, 2011 and the decision of Albert Benchimol, Executive Vice President, CFO, PartnerRe Ltd. and CEO, Capital Markets Group, to leave the Company.

As CEO, PartnerRe Global, Emmanuel Clarke will be responsible for the executive management of all PartnerRe’s Global operations – the Company’s underwriting operations outside of North America.

With 16 years experience in the reinsurance industry, Mr. Clarke is currently the Head of Specialty Lines, Global and Deputy CEO, PartnerRe Global. Mr. Clarke joined PartnerRe in 1997, with the acquisition of SAFR, and was appointed Head of Credit and Surety, Global in 2001, and Head of Property and Casualty, Global in 2006. Mr. Clarke will continue in his current role until September 1.

Bill Babcock, currently Group Finance Director, will assume the role of Executive Vice

President and Chief Financial Officer with responsibility for all aspects of the Company’s financial operations. This includes financial reporting and control, treasury and capital management, and tax, as well as investor relations. Mr. Babcock will also have executive management responsibility for Group I.T. (Information Technology).

Mr. Babcock has 20 years of professional experience, both in public accounting and the reinsurance industry. Prior to joining PartnerRe in 2008, as Group Finance Director, he

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

held the position of Chief Accounting Officer and Director of Financial Operations at Endurance Specialty Ltd. Mr. Babcock will continue in his current role until October 1.

Marvin Pestcoe will become CEO, PartnerRe Capital Markets Group with responsibility for all of PartnerRe's investment operations and capital markets risks. These include the Company's fixed income portfolio as well as public and private equity, Insurance Linked Securities and alternative fixed income investments.

Mr. Pestcoe has more than 26 years experience in the property and casualty insurance and reinsurance industry. He joined PartnerRe in 2001 to lead the Company’s alternative risk operations, and in 2008 was appointed Deputy Head of Capital Markets Group and Head of Capital Assets. Prior to joining PartnerRe, Mr. Pestcoe was employed by Swiss Re New Markets as Chief Actuarial Officer. Mr. Pestcoe will continue his current responsibilities until October 1.

PartnerRe Ltd. President and CEO, Patrick Thiele said, “I’d like to extend my congratulations to Emmanuel, Bill and Marvin on their new roles. I’m confident that they are well prepared to take on their new responsibilities, and that they will support Costas Miranthis in leading the organization when he takes the reins as CEO of PartnerRe.”

Costas Miranthis, COO, PartnerRe Ltd. added, “I am pleased to promote these executives to their new roles. Bill, Emmanuel and Marvin’s strong track record within PartnerRe as well as their deep understanding of the industry means we will continue our evolution as a global reinsurer while preserving the fundamentals that have contributed to our long-term success.”

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2009, total revenues were $5.4 billion. At March 31, 2010, total assets were $24.8 billion, total capital was $8.2 billion and total shareholders’ equity was $7.4 billion.

PartnerRe on the Internet:  www.partnerre.com

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Briana Kelly
Media Contact: Lisa Lewis

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House, 5th Floor	Fax +1 441 292 6080
90 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08